Exhibit 10.21
Summary of Fiscal 2008 Named Executive Officer Compensation
Set forth is a summary of fiscal 2008 compensation arrangements between Synovis Life Technologies, Inc. (the “Company”) and certain of its executive officers who are expected to constitute the Company’s “named executive officers” (defined in Regulation S-K Item 402(a)(3)) for the year. All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed or incorporated by reference as exhibits to the Company’s annual report on Form 10-K).
Base Salary
Effective November 1, 2007, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position	Base Salary
Richard W. Kramp (President and Chief Executive Officer)	$348,000

David A. Buché (Vice President and Chief Operating Officer of Synovis Surgical Innovations)	$209,066

Brett A. Reynolds (Vice President of Finance and Chief Financial Officer)	$200,220

B. Nicholas Oray, Ph.D. (Vice President of Research and Development)	$185,316

Mary L. Frick (Vice President of Regulatory Affairs, Clinical Affairs and Quality)	$183,716
Annual Cash Incentive Compensation
For fiscal 2008, the Company’s named executive officers are eligible to receive annual cash incentive compensation up to 5% of their base salary based upon a subjective evaluation by the Company’s Compensation Committee of the Board of Directors of the individual executive officer’s performance and achievement of specific individual objectives during the period. For fiscal 2008, the Compensation Committee also established an incentive cash compensation program based upon achievement of Company financial performance goals. Additional cash incentive compensation may be awarded at the discretion of the Compensation Committee for performance or achievement above individual goals.
Benefits
The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers. The same benefits are available to all Company employees.